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                        Fairness Opinion Presentation To
                 The Special Committee of the Board of Directors



                                    [LOGO](R)



                                 Cohen & Steers
                                 --------------
                              CAPITAL ADVISORS LLC



                                 January 3, 2003



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[LOGO](R)                                                           January 2003
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Confidential Information

     The following material was prepared specifically for use by the Special Committee of the Board of Directors (the "Board") of ARV Assisted Living ("ARV" or the "Company") in evaluating the proposed transaction (the "Transaction") with Prometheus Assisted Living LLC, an affiliate of LFSRI II Assisted Living LLC and Lazard Freres & Co. ("Lazard") and not with a view to public disclosure or filing thereof under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Federal Securities Laws"). This material was not prepared to conform with any disclosure standards under the Federal Securities Laws. Neither Cohen & Steers Capital Advisors LLC ("Cohen & Steers") nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants or represents the accuracy or completeness of any of the material which follows. Reference is made to the form of the fairness opinion letter appearing in Appendix VII (the "Fairness Opinion Letter"), setting forth the opinion from Cohen & Steers (the "Fairness Opinion") that the consideration to be paid in the proposed Transaction is fair to the holders of Common Shares of ARV (other than Lazard and its affiliates) from a financial point of view. The following material is qualified in its entirety by the matters, disclosures, qualifications and limitations on reliance which may be placed on the Fairness Opinion set forth in the Fairness Opinion Letter, which are incorporated by reference herein as if set forth at length in this book. In the event of any inconsistency between the material set forth in this book and the matters, disclosures, qualifications or limitations set forth in the Fairness Opinion Letter, the latter shall prevail in each instance.

     It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company and that Cohen & Steers has not assumed any responsibility for independent verification of any such estimates, valuations and/or projections. Accordingly, no representation or warranty can be or is made by Cohen & Steers as to the accuracy of any such estimates, valuations and/or projections.

     Several analytical methodologies have been employed herein and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Our conclusion is based on all the analyses and factors presented taken as a whole and also on application of our experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows. Our only opinion shall be as delivered to you orally and confirmed in the Fairness Opinion Letter, as and when the same shall be signed and delivered to you. The analyses contained herein and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this book, and on information available to us as of the date hereof.

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CAPITAL ADVISORS LLC

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[LOGO](R)                                                           January 2003
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Table of Contents

                                                                        Tab
                                                                     ---------
Executive Summary                                                         I

Overview of Transaction                                                  II

Review of Stock Price Performance                                       III

Summary Valuations

          Discounted Cash Flow Analysis                                IV-A

          Theoretical Stock Price Analysis                             IV-B

          Net Asset Value ("NAV") Analysis                             IV-C

          Premiums Paid Analysis                                       IV-D

          Comparable Trading Companies Analysis                        IV-E

          Comparable Transactions Analysis                             IV-F

Summary                                                                   V

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

[LOGO](R)                                                           January 2003
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Table of Contents

                                                                    Appendices
                                                                    ----------
Discounted Cash Flow Valuation                                           I

Theoretical Stock Price Valuation                                        II

NAV Analysis                                                            III

Premium Paid Analysis                                                    IV

Comparable Trading Companies Analysis                                     V

Comparable Transactions Analysis                                         VI

Draft Form of Fairness Opinion                                          VII

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[LOGO](R)                                                           January 2003
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Section I - Executive Summary




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[LOGO](R)                                                           January 2003
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Executive Summary

[_] We are pleased to review with the Board of Directors of ARV Assisted Living ("ARV" or the "Company") the scope of our activities and results of certain analyses performed in connection with the proposed transaction between ARV and Prometheus Assisted Living LLC, an affiliate of LFSRI II Assisted Living LLC and Lazard Freres & Co. ("Lazard") (the "Transaction"), which included:

       . Reviewing the unexecuted Agreement and Plan of Merger and related agreements;

       . Visiting the executive offices of the Company and participating in due diligence meetings;

       . Reviewing certain publicly available financial statements and other information with respect to the Company;

       . Reviewing certain internal business plans and financial and operating forecasts with respect to the Company, as prepared by management;

       . Reviewing the financial terms, to the extent publicly available, of certain other transactions we deemed relevant;

       . Holding discussions with the management of Lazard and the Company regarding the transaction, financing, business, operations and prospects of the Company and the assisted living industry;

       . Conducting process for soliciting and receiving additional offers and negotiating with potentially interested purchasers;

       . Reviewing the historical trading prices and volume of the Company's common stock;

       . Performing various valuation analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies; and

       . Performing such other financial studies, analyses, inquiries and investigations, as we deemed appropriate.

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[LOGO](R)                                                           January 2003
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Section II - Overview of Transaction


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[LOGO](R)                                                           January 2003
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Overview of Transaction

Background of Transaction

       [_] In April 2002, ARV engaged Cohen & Steers to review the business of the Company and to work closely with management to develop a detailed financial model in order to assist the Company in evaluating strategic alternatives.

       [_] On July 19, 2002, Cohen & Steers met with the Strategic Transactions
           Review Committee to review the initial draft of the financial model and to discuss its basis as a tool in evaluating possible strategic transactions. Cohen & Steers described the methodologies it used in making preliminary assessments of the value of ARV. Cohen & Steers told the Committee that its next steps would be to analyze any transactions presented to it, monitor the marketplace and to continue to refine the financial model to the extent necessary, including updates for actual results.

       [_] Also during this period, Summerville Assisted Living, Inc.
           ("Summerville"), a wholly owned subsidiary of Apollo Real Estate Advisors LP ("Apollo"), met with management of ARV and representatives of Cohen & Steers to assess a possible business combination with ARV. ARV and Cohen & Steers held informal discussions with Summerville to determine its level of interest, and its ability (financially and otherwise) to complete a business combination. Cohen & Steers worked with representatives of Summerville and its financial sponsor Apollo concerning a possible business combination and to obtain due diligence information to use in evaluating a possible business combination.

       [_] On September 23, 2002, the Board of Directors received a letter from by Prometheus Assisted Living LLC, an affiliate of Lazard, proposing to acquire all of the outstanding shares of ARV it did not already own for a purchase price per share in the range of $3.25 to $3.60 in cash (the "Lazard Proposal").

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Overview of Transaction

Background of Transaction (Continued)

       [_] After reviewing the letter from Lazard, the Board determined that it was appropriate to form a new special committee (the "Special Committee") comprised solely of independent directors to evaluate the Lazard Proposal and any other proposals that may be received. Cohen & Steers was subsequently retained to represent the Special Committee.

       [_] On October 10, 2002, ARV received two unsolicited inquiries from prospective buyers who expressed interest in exploring a possible transaction with ARV. The first letter was from Holiday Retirement Corp. ("Holiday") and it proposed making an offer to the ARV shareholders other than Prometheus for a minimum of 51% of the shares of ARV at a price of $3.70 per share in cash. The second letter was from Summerville and it conveyed that Summerville had a strong interest in either acquiring ARV or entering into a business combination, and based on the information it had received to date, Summerville believed it could pay substantially more than what was proposed in the initial Lazard Proposal. The Summerville proposal did not indicate a specific purchase price.

       [_] Cohen & Steers & the Special Committee responded to the unsolicited letters received from Summerville Senior Living (Apollo) and Holiday Retirement Corporation.

               .   Sought clarification / additional details including
                   financing source and contemplated transaction structure;
               .   Inquired as to impact of Lazard's ownership position on their proposed offer; and
               .   Provided confidentiality agreements ("CA") for execution.

       [_] Cohen & Steers determined with Special Committee the appropriate response and process to deal with Holiday, Summerville and other potentially interested parties noted below.

               .   The Broe Companies (Aspen Retirement)
               .   Brookdale Living Communities, Inc. (Fortress);
               .   Whitehall (Goldman);
               .   JE Roberts.

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[LOGO](R)                                                           January 2003
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Overview of Transaction

Background of Transaction (Continued)

       [_] The Special Committee reserved the period from October 21, 2002 to
           November 15, 2002 to allow for the due diligence of the Company by interested parties. The process included, but was not limited to:

               . Upon execution of CA, providing diligence information package including a CD contained electronic versions of the file;

               . Providing a letter describing the bidding process (the "Bid Process Letter");

               .   Scheduling diligence meetings with management and advisors;

               . Scheduling data room visits for review of more detailed operating and legal information and files; and

               . Targeting completion of diligence review process and receive comprehensive final proposals from interested parties by Friday November 15, 2002.

       [_] On October 21, 2002, Holiday executed a Confidentiality Agreement and received the ARV due diligence information on October 22, 2002 and a letter describing the bid process on October 24, 2002.

       [_] On October 22, 2002, The Broe Companies executed a Confidentiality
           Agreement and received the ARV due diligence information on October 23, 2002 and a letter describing the bid process on October 24, 2002.

       [_] Also during the week of October 21, 2002, Cohen & Steers discussed or attempted to contact to discuss the ARV bidding process with Whitehall (Goldman Sachs), Brookdale Senior Living (Fortress) and J.E. Roberts. None of the aforementioned parties executed a Confidentiality Agreement.

       [_] On October 28, 2002, Apollo executed a Confidentiality Agreement and received the ARV due diligence information and letter describing the bid process on October 29, 2002.

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[LOGO](R)                                                           January 2003
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Overview of Transaction

Background of Transaction (Continued)

     [_] On November 18, 2002, the Special Committee met in the offices of O'Melveny & Myers to discuss the Lazard Proposal, and the other correspondence received from Holiday and Summerville.

     [_] On November 19, 2002 and November 20, 2002 the Special Committee and its advisors met with Lazard to discuss the terms of the original proposal and to begin negotiating improved terms. In connection with such discussions, Lazard increased its offer to $3.80 - $3.85 per share in cash. Lazard also indicated that it might increase its bid pending resolution of the class action litigation filed after the initial Lazard Proposal was publicly disclosed.

     [_] On November 21, 2002, the Special Committee received a letter from Summerville outlining a formal proposal for the acquisition of Common Shares of ARV for $4.00 per share in cash. The offer was subject to government approvals and the ability to negotiate a definitive documentation. The offer was also conditioned on ARV granting Summerville an option to purchase approximately 19.9% of ARV shares at $4.00 per share in cash, exercisable with a debt security. The Special Committee and its legal and financial advisors felt it was appropriate to contact Holiday & Summerville to attempt to negotiate improved terms on a parallel path with negotiating improved terms with Lazard.

     [_] In subsequent conversations with Holiday, Holiday's Chairman indicated it was interested in playing the role of a "stalking horse" in order to induce Lazard to increase its offer.

     [_] On November 26, 2002, the Special Committee and its financial and legal advisors had a conference call with Summerville and its financial and legal advisors to attempt to discuss its offer and to potentially negotiate improved terms. Immediately following the conference call, Summerville's legal advisors called O'Melveny & Myers to express that Summerville would be unwilling to increase its price without further due diligence, and that it would be unwilling to pursue further due diligence without a commitment from the Company to pay Summerville's legal, accounting and other professional fess and expenses. Summerville's legal advisors also conceded that they could not develop a transaction structure that would provide certainty as to closing without the support of the shares held by Lazard.

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[LOGO](R)                                                           January 2003
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Overview of Transaction

Background of Transaction (Continued)

     [_] On November 27, 2002, Brookdale Living Communities, Inc. ("Brookdale") sent a letter to the Special Committee indicating their general interest in a possible transaction with ARV. At the Special Committee's request, Cohen & Steers followed up with Brookdale.

     [_] On December 1, 2002, at the direction of the Special Committee, Cohen & Steers spoke to Lazard and indicated that Lazard would have to increase its offer from the $3.80 - $3.85 per share in cash to at least $4.00 per share in cash.

     [_] On December 4, 2002, the Company informed its financial and legal advisors that the Office of Inspector General ("OIG") of the United States Department of Health and Human Services was investigating GeriCare, a now dissolved Medicare certified outpatient rehabilitation provider that was a wholly owned subsidiary of ARV, for suspicion of submitting, or causing the submission, of Medicare cost reports for fiscal years 1992 through 1998 that included costs that were unallowable under the Medicare Program ("GeriCare Matter").

     [_] During the early part of December 2002, the Special Committee and its financial and legal advisors continued to negotiate with Lazard and provide further diligence updates with respect to the Company's operations and the GeriCare Matter.

     [_] In December 2002, Lazard agreed to continue to working in good faith towards negotiating a transaction, but did not want to enter into a definitive agreement until the class action law suits filed upon the public announcement of the Lazard Proposal and the GeriCare Matter were definitively settled.

     [_] On December 6, 2002, Brookdale informed Cohen & Steers that it would not be submitting a proposal for a transaction with ARV.

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[LOGO](R)                                                           January 2003
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Overview of Transaction

Background of Transaction (Continued)

     [_] In mid-December 2002, Lazard and its legal advisors indicated to the Special Committee and its financial and legal advisors that Lazard had reached a tentative settlement with the plaintiffs in the class action lawsuits filed upon the public announcement of the Lazard Proposal, subject to the execution of certain memoranda of understanding.

     [_] On December 12, 2002, Lazard contacted Cohen & Steers to propose that a transaction proceed at $4.00 per share in cash, subject to resolution of any remaining Merger Agreement issues, and conditioned on a settlement of the GeriCare Matter for no more that $2 million plus expenses. Lazard proposed a purchase price adjustment to the $4.00 per share in the aggregate amount of the GeriCare settlement costs attributable to the non-Lazard shares only.

     [_] On December 17, 2002 after a Special Committee meeting, Cohen & Steers informed Lazard that the Special Committee was uncomfortable with the Lazard proposal both in terms of the mechanism for a price adjustment and the related conditions. The Special Committee counter-proposed that a transaction be effected at $3.90 per share, without any further condition associated with a GeriCare settlement.

     [_] On December 19, 2002, Lazard called Cohen & Steers with a revised offer, proposing to proceed at $3.90 per share, conditioned on a settlement of the GeriCare matter prior to signing the merger agreement, as well as the resolution of the remaining merger agreement issues.

     [_] On December 20th, the Special Committee indicated to Lazard that it was prepared to proceed, subject to resolution of certain legal issues, as per the proposal of December 19th.

     [_] On January 2, 2002, ARV entered into a Settlement Agreement to pay the United States $1,625,000 plus expenses (estimated at $125K) to obtain a release and refrain from any administrative claim or any action against the Company and its current or former affiliates for all periods going back to GeriCare's inception.

     [_] Summary terms of the final negotiated deal between Lazard and the Special Committee follow on pages 10 - 12.

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[LOGO](R)                                                           January 2003
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Summary Transaction Overview (Continued)

(Amounts in Millions, except per share data)

Purchaser:                       Prometheus Assisted Living LLC, an affiliate of
                                 LFSRI II Assisted Living LLC and Lazard Freres
                                 & Co. Purchaser currently owns 7,595,069 shares of common stock of the Company and warrants to purchase additional 750,000 shares of Common
                                 Stock at a price of $3.00 per share,
                                 representing approximately 49% of the
                                 outstanding equity of the Company on a fully diluted basis.

Transaction:                     Purchase of approximately 9,864,620 shares of
                                 Common Stock of the Company, representing approximately 56.5% of shares currently outstanding.

Proposed Purchase Price:         $3.90 per share

Transaction Value:               $74.1   Equity Value
                                 180.8   Enterprise Value
                                 501.1   Adjusted Enterprise Value

Premium:                         52.9% (based on closing price on September 23,
                                 2002 - pre-announcement)

Other Securities                 "In the money" options will be cashed out at
                                 spread between exercise price and per share deal price. "Out of the money" options will be canceled. The Lazard warrants will be cancelled and the $7.3 million of the Company's 6 3/4% convertible debentures due 2006 will be repaid in full at closing.

Other Key Agreements:            The Company is not permitted to actively
                                 solicit alternative transactions, but the agreement provides for usual and customary fiduciary "out" provisions in the event of a possible superior proposal.

Break-up Fee / Expenses:         Fee equal to 3.0% of Equity Value and
                                 reimbursement for expenses to be paid under certain circumstances, including entering into a superior transaction.

Reverse Break-up Fee / Expenses: Fee equal to 2 times the Break-up Fee and reimbursement for up to $1.5 million of
                                 expenses to be paid under certain circumstances (i.e., Purchaser's inability to obtain financing), but not in the case of a material market disruption.

Anticipated Timing               Definitive agreement to be executed on January
                                 3, 2003, closing targeted for second quarter
                                 2003.

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[LOGO](R)                                                           January 2003
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Analysis of Proposed Transaction (Continued)

($000's except shares outstanding data)

                                                                                         --------
        Proposed Purchase Price Per Share                                                $   3.90
                                                                                         --------

        Ownership                                           Shares     % of Total          Amount
                                                        -----------------------------------------
           Public                                        9,864,620          51.9%        $ 38,472
           Options (Tsy Method)/(1)/                     1,372,156           7.2%           5,351

                                                        ----------         -----         --------
                Proposed Equity Purchase Value          11,236,776          59.1%        $ 43,823
                                                        ==========         =====         ========

           LFREI Shares                                  7,595,069          40.0%          29,621
           LFREI Warrants (Tsy Method)/(2)/                173,077           0.9%             675

                                                        ----------         -----         --------
                Total Implied Equity Value (diluted)    19,004,922         100.0%        $ 74,119
                                                        ==========         =====         ========

                Plus: Assumed Debt                                                       $121,141
                Less: Cash on Hand (ProForma)/(3)/                                        (14,477)
                    Net Debt                                                             --------
                                                                                          106,664

                                                                                         --------
           Total Implied Transaction Value                                               $180,783
                                                                                         ========

                Plus: Capitalized Lease expense (10x)                                     320,280

                                                                                         --------
           Total Implied Adj. Transaction Value                                          $501,063
                                                                                         ========

--------------------------------------------------------------------------------
(1) Reflects 2.4 million options to purchase shares at and average price of $1.72 per using the Treasury Method at the Purchase Price.
(2) Reflects 750,000 warrants to purchase shares at $3.00 per share held by LFREI using the Treasury Method at the Purchase Price.
(3) Adjusted to reflect $1.75 million of approximate costs (including expenses) to settle the GeriCare Matter.

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[LOGO](R)                                                           January 2003
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Proposed Sources and Uses
($000's)




        Uses:/(1)/

          Purchase Remaining Shares Outstanding/(2)/            $38,472
          Outstanding Options/(3)/                                5,351
          Unsecured Debt Due on Change of Control                 7,253
          Estimated Transaction Costs                             5,000
                                                              ----------
                  Total Uses                                    $56,076
                                                              ==========



        Sources:
                                                              ----------
          Estimated LFREI Net Financing Requirement             $56,076
                                                              ==========





        ------------------------------------------------------------------------
        (1) Excludes approximately $10 million of debt due to Lazard upon a change of control.
        (2) Reflects the value of 9.8 million shares at $3.90 per share.
        (3) Reflects the "in-the-money" value of approximately 2.4 million options at an average strike price of $1.72 using the Treasury Method calculated at the Purchase Price.



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[LOGO](R)                                                           January 2003
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Section III - Review of Stock Price Performance


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

[LOGO](R)                                                           January 2003
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ARV Stock Price Performance - Price vs. Volume

Initial Public Offering (October 18, 1995) to December 31, 2002

                                     [GRAPH]

Source: Bloomberg

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[LOGO](R)                                                           January 2003
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ARV Stock Price Performance - Price vs. Volume

For the 120 Days ended December 31, 2002

                                     [GRAPH]

Source: Bloomberg

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[LOGO](R)                                                           January 2003
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Relative Price Performance & Stock Trading Histogram Analysis

For the twelve months ended September 23, 2002

                          [GRAPH]            [GRAPH]

Source: Bloomberg
Note: (1) Assisted Living Index includes ACR, ALI, CSU, ESC, SRZ & SRS.

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[LOGO](R)                                                           January 2003
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Relative Price Performance & Stock Trading Histogram Analysis

For the six months ended September 23, 2002

                          [GRAPH]            [GRAPH]

Source: Bloomberg.
Note: (1) Assisted Living Index includes ACR, ALI, CSU, ESC, SRZ & SRS.

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[LOGO](R)                                                           January 2003
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Relative Price Performance & Stock Trading Histogram Analysis

For the three months ended September 23, 2002

                          [GRAPH]            [GRAPH]

Source: Bloomberg.
Note: (1) Assisted Living Index includes ACR, ALI, CSU, ESC, SRZ & SRS.

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[LOGO](R)                                                           January 2003
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Relative Price Performance & Stock Trading Histogram Analysis

For the two months ended September 23, 2002

                          [GRAPH]            [GRAPH]

Source: Bloomberg.
Note: (1) Assisted Living Index includes ACR, ALI, CSU, ESC, SRZ & SRS.

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[LOGO](R)                                                           January 2003
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Relative Price Performance & Stock Trading Histogram Analysis

For the one month ended September 23, 2002

                          [GRAPH]            [GRAPH]

Source: Bloomberg.
Note: (1) Assisted Living Index includes ACR, ALI, CSU, ESC, SRZ & SRS.

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[LOGO](R)                                                           January 2003
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Section IV - Valuation Analyses


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[LOGO](R)                                                           January 2003
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Valuation Methodologies

Overview

     [_]  The following valuation analyses were performed:

             .    Discounted Cash Flow Analysis

             .    Theoretical Stock Price Analysis

             .    NAV Analysis

             .    Premiums Paid Analysis

             .    Comparable Trading Companies Analysis

             .    Comparable Transactions Analysis

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

[LOGO](R)                                                           January 2003
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Summary of Valuation Analyses

                               Proposed
                            Purchase Price
                                 $3.90
                                                                   Mean - $3.87
Discounted Cash Flow                                          Adj. Mean - $3.86
Analysis (CY 2007 Exit)                                          Median - $3.85       Legend
                                                                   High - $5.91       ------
                                                                    Low - $2.08
                                                                                      Median
                                                  Mean - $3.32
Theoretical Stock Price                      Adj. Mean - $3.29
Analysis (CY 2006 Exit)                         Median - $3.20
                                                  High - $5.22                        Adjusted Mean
                                                   Low - $2.01

                                    Mean - $3.81
                               Adj. Mean - $3.79                                      Mean
Net Asset Value Analysis          Median - $3.78
                                    High - $4.95
                                     Low - $2.71

                                            Mean - $3.26
Premiums Paid Analysis                 Adj. Mean - $3.20                                                    Mean - $ 4.41
(All Transactions)                        Median - $3.11                                               Adj. Mean - $ 3.52
                                            High - $4.91                                                  Median - $ 3.92
Comparable Trading                           Low - $2.53                                                    High - $12.09
Companies Analysis                                                                                           Low - $ 2.76

                                                                                                             Mean - $ 4.16
Comparable Transactions                                                                                 Adj. Mean - $ 3.83
Analysis                                                                                                   Median - $ 3.44
                                                                                                             High - $12.14
                                                                                                              Low - $ 2.32

             $1.00                  $4.00               $7.00                 $10.00                           $13.00

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[LOGO](R)                                                           January 2003
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Section A - Discounted Cash Flow Analysis


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Cohen & Steers                                                           Page 24
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Discounted Cash Flow Analysis

Overview

     [_] A Discounted Cash Flow Analysis ("DCF") was performed to calculate the present value of the free cash flows, after rent expense but prior to debt service, of the Company, based upon the Company's projections.

     [_]  The DCF analysis reflects:

            . The present value of the projected free cash flows through CY 2007 after taking into consideration all required uses of capital during such period relating to operating deficit funding and maintenance capital expenditures ("capex");

            . The present value of the estimated terminal value of the business based upon projected CY2007 EBITDA;

            . Pro forma net capitalization of $117.0 million and 20.6 million diluted shares currently outstanding, assuming the expense of all options and warrants net of related proceeds; and

            . The DCF analysis was run assuming full NOL utilization. Cohen & Steers notes that a change in control at the Company would likely reduce the benefit of the NOL going forward.

     [_] The range of terminal enterprise values was calculated using a range of terminal multiples based on the current EBITDA multiples of comparable senior & assisted living companies of 7.0x to 10.0x discounted for the future.

     [_] Estimated cash flows and terminal values were discounted to the end of the year 2002 using rates ranging from 13.0% to 17.0%, representing a range of the Company's weighted average cost of capital, excluding lease expense.

     [_] For purposes of our analysis it was assumed that the Company acquired the minority interests in certain of its joint ventures as of the end of the year 2002. For purposes of this purchase assumption, an 11% cap was assumed, subject to minimum price of $50,000 per bed.

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Cohen & Steers                                                           Page 25
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Discounted Cash Flow Analysis

($000's except per share data)

    ------------------------------------------------------------------------------
    Discount                  2007 Terminal Multiple of EBITDA
      Rate                7.00x           8.00x           9.00x           10.00x
    ----------    ----------------------------------------------------------------
                           14.3%           12.5%            11.1%            10.0%

     13.0%             $185,455        $203,258         $221,061         $238,864    Gross Enterprise Value
                         68,441          86,244          104,047          121,850    ARV Equity Value
                       $   3.32        $   4.18         $   5.05         $   5.91    ARV Equity Value Per Share

     14.0%             $178,577        $195,612         $212,648         $229,683
                         61,563          78,598           95,634          112,669
                       $   2.99        $   3.81         $   4.64         $   5.46

     15.0%             $172,032        $188,340         $204,647         $220,955
                         55,018          71,326           87,633          103,941
                       $   2.67        $   3,46         $   4.25         $   5.04

     16.0%             $165,802        $181,418         $197,035         $212,652
                         48,788          64,404           80,021           95,638
                       $   2.37        $   3.12         $   3.88         $   4.64

     17.0%             $159,867        $174,828         $189,789         $204,749
                         42,853          57,814           72,775           87,735
                       $   2.08        $   2.08         $   3.53         $   4.25
    ------------------------------------------------------------------------------

           ARV Equity Value                        Per Share

             Mean                                    $3.87
             Median                                  $3.85

             High                                    $5.91
             Low                                     $2.08

           Proposed Lazard Transaction               $3.90

    ____________________
    Source: Company Projections


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Cohen & Steers                                                           Page 26
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------


Section B - Theoretical Stock Price Analysis


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Cohen & Steers                                                           Page 27
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CAPITAL ADVISORS LLC

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Theoretical Stock Price Analysis

Overview

     [_] A Theoretical Stock Price Analysis was performed by applying a range of valuation multiples to the Company's future projected results and deducting future Company estimates of outstanding indebtedness less available cash to calculate implied future equity values. For purposes of this analysis a range of multiples based on the current EBITDA multiples of comparable senior & assisted living companies of 7.0x to 10.0x was used.

     [_] The implied equity values were calculated by discounting implied future equity values using equity rates of returns ranging from 20.0% to 40.0%.

     [_] This analysis was performed for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively.

     [_] For purposes of this valuation, the minority interest portions of joint ventures were valued using the same multiples applied to the Company as a whole.

     [_] The analysis was run assuming full NOL utilization. Cohen & Steers notes that a change in control at the Company would likely reduce the benefit of the NOL going forward.

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Cohen & Steers                                                           Page 28
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CAPITAL ADVISORS LLC

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Theoretical Stock Price Analysis
(In $US Dollars)


                                              Present Value of Diluted Equity per Share

                               CY 2002         CY 2003         CY 2004         CY 2005         CY 2006
        Mean                    $2.05           $1.89           $2.53           $3.05           $3.32

        Adj. Mean (1)           $2.06           $1.89           $2.52           $3.02           $3.29

        Median                  $2.08           $1.90           $2.52           $2.97           $3.20

        High                    $3.09           $2.92           $3.78           $4.61           $5.22

        Low                     $0.96           $0.94           $1.53           $1.91           $2.01

                                        Proposed Lazard Transaction                             $3.90

        /(1)/ Reflects the mean excluding high and low.





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Cohen & Steers                                                           Page 29
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------


Section C - NAV Analysis


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Cohen & Steers                                                           Page 30
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
NAV Analysis

Overview

     [_] A NAV analysis of the Company's portfolio of properties was performed, assuming a going-concern (ie. no deduction for taxes, sales commissions, etc.).

     [_] For purposes of this analysis, the Company's properties were divided into two categories including Owned and Leased.

     [_] For purposes of calculating enterprise values, the Leased assets were valued using a range of current senior and assisted living market multiples of EBITDA (after rent expense) of 4.0x to 8.0x. The Owned assets were valued using a range of current senior and assisted living market capitalization rates ranging from 10.0% to 12.0%. The Owned assets were further subject to a minimum price of $50,000 per bed.

     [_] To calculate implied equity values, the outstanding liabilities were subtracted, including the share of minority interest calculated using a comparable range of capitalization rates applied to Company's owned assets.

     [_] For purposes of this analysis, it was assumed that any Leased property that is currently losing money after management fees and debt service has no current residual equity value. Furthermore, each property was valued on a stand-alone basis, notwithstanding the existence of certain master lease or cross collateral arrangements.

     [_] In addition, the Company's cash balance as of September 30, 2002 was adjusted to reflect the settlement of the GeriCare Matter.

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Cohen & Steers                                                           Page 31
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------

NAV Analysis

Valuation Analysis ($000's except per share data)

                                                                                          Asset Equity Value By Residence

                                              Number of  Residence   12.0%        11.5%      11.0%       10.5%       10.0%    Owned
                                              Residences Capacity     4.0x         5.0x       6.0x        7.0x        8.0x    Leased
   Leases /(2)/
   ------
   NHP                                            16      2,163    $ 16,002.2  $ 20,002.8  $ 24,003.4  $ 28,003.9  $ 32,004.5
   Other                                           3        396       3,388.8     4,236.0     5,083.2     5,930.4     6,777.6
   HCPI                                            7        964       3,931.7     4,914.6     5,897.6     6,880.5     7,863.4
   Healthquest                                     2        254       2,011.6     2,514.6     3,017.5     3,520.4     4,023.3
   Oakmont                                         4        413       1,155.3     1,444.1     1,732.9     2,021.7     2,310.5
   Hillsdale                                       2        179             -           -           -           -           -
                                              -------------------- ----------  ----------  ----------  ----------  ----------
       Sub-total                                  34      4,369    $ 26,489.7  $ 33,112.1  $ 39,734.5  $ 46,356.9  $ 52,979.4

   Mortgage Debt /(2)(3)/
   -------------
   Red Mortgage Capital                           13      1,379    $ 22,304.7  $ 24,955.6  $ 27,847.5  $ 31,310.7  $ 35,217.1
   GMAC                                            2        262      11,949.1    13,513.1    15,219.2    17,087.8    19,143.3
   Collwood & Covina                               2        175       8,750.0     8,750.0     8,854.6     9,126.2     9,425.0
                                              -------------------- ----------  ----------  ----------  ----------  ----------
       Sub-total                                  17      1,816    $ 43,003.9  $ 47,218.7  $ 51,921.3  $ 57,524.7  $ 63,785.3
                                              -------------------- ----------  ----------  ----------  ----------  ----------
   GRAND TOTAL                                    51      6,185    $ 69,493.5  $ 80,330.8  $ 91,655.8  $103,881.6  $116,764.7
                                              ==================== ==========  ==========  ==========  ==========  ==========

       Total Asset Value                                           $ 69,493.5  $ 80,330.8  $ 91,655.8  $103,881.6  $116,764.7
         Less: Lazard Debt                                          (10,000.0)  (10,000.0)  (10,000.0)  (10,000.0)  (10,000.0)
         Less: Convertible Debt                                      (7,253.0)   (7,253.0)   (7,253.0)   (7,253.0)   (7,253.0)
         Less: ODL Future Requirements                               (4,300.0)   (3,323.3)   (2,346.6)   (1,369.9)     (393.1)
         Less: Buy-Out of Remaining Minority Partners' Interest     (12,721.2)  (13,760.2)  (14,899.3)  (16,298.0)  (17,883.2)
         Plus: Cash (Pro Forma) /(4)/                                14,477.0    14,477.0    14,477.0    14,477.0    14,477.0
         Plus: Cash Proceeds from Exercise of Options & Warrants      4,146.9     6,396.9     6,396.9     6,396.9     6,396.9
                                                                   ----------------------------------------------------------
       Total Value Applicable to Common Stock                      $ 53,843.9  $ 66,868.2  $ 78,030.9  $ 89,834.7  $102,109.2
                                                                   ==========================================================

       Shares Outstanding                                              19,871      20,621      20,621      20,621      20,621
       Diluted Value per Share                                     $     2.71  $     3.24  $     3.78  $     4.36  $     4.95

                                                                                       Mean                        $     3.81
                                                                                       Median                      $     3.78
   (1) Excludes effect of all disposition costs and taxes (net of NOL utilization).
   (2) After rent, 5% management fees and $350 per unit capex reserve.                 Proposed Lazard Transaction $     3.90
   (3) Reflects a floor of $50K per bed for the owned assets.
   (4) Adjusted to reflect $1.75 million of approximate costs (including expenses)
       to settle the GeriCare Matter.

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Cohen & Steers                                                           Page 32
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------


Section D - Premiums Paid Analysis


--------------------------------------------------------------------------------
Cohen & Steers                                                           Page 33
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CAPITAL ADVISORS LLC

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------

Premiums Paid Analysis

Overview

     [_] A Premiums Paid Analysis was performed to compare the premium paid in similar transactions in the senior care industry to the premium proposed in the Transaction.

     [_] Given the limited number of public company transactions in the assisted living /senior housing industry, the universe of transactions reviewed has been broadened to include other senior care company transactions.

     [_]  The following companies were included in the Premium Paid Analysis:

           .     Fortress / Brookdale
           .     Warburg, Pincus / Centennial
           .     Sunrise / Karrington
           .     HCR / Manor Care
           .     Lazard Freres / Atria
           .     Investcorp / Harborside
           .     Paragon / Mariner
           .     Fountain View / Summit
           .     Lazard Freres / Kapson
           .     Extendicare / Arbor
           .     Alternative Living / Sterling House
           .     Paragon / Grancare
           .     Paragon / Living Centers
           .     HealthSouth / Horizon
           .     Genesis / Multicare
           .     Sun / Regency
           .     Whitehall Street / Integrated Living
           .     Vencor / TheraTX

     [_] For purposes of the analysis, the proposed Transaction premium was compared to the premiums paid in the above transactions. The proposed Transaction premium was also compared to those above transactions involving cash considerations.

     [_] The resulting premiums paid were applied to the trading share price of the Company immediately prior to the Company's first announcement on September 23, 2002 to calculate the implied equity valuations.

     [_] We would note that none of the transactions listed above are directly comparable to the Transaction being considered by the Company since they occurred in different market conditions.

--------------------------------------------------------------------------------
Cohen & Steers                                                           Page 34
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CAPITAL ADVISORS LLC

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Premium Paid Analysis


        Transaction                                 Announcement                             Premiums Paid before Announcement
                                                                    Consideration    -----------------------------------------------
                                                        Date                              1 Day           1 Week        4 Week
        Fortress / Brookdale                          7/26/2000         Cash              33.3%           41.0%          20.6%
        Warburg, Pincus / Centennial                  2/25/2000         Cash              87.2%           85.3%          83.3%
        Sunrise/Karrington                           10/19/1998         Stock             43.4%           47.5%         116.7%
        HCR/Manor Care                                6/10/1998         Stock             19.8%           23.2%          16.0%
        Lazard Freres / Atria                         4/20/1998         Cash               2.5%            7.3%          -3.3%
        Investcorp/Harborside                         4/16/1998         Cash              16.3%           22.3%           5.8%
        Paragon/Mariner                               4/13/1998         Stock              2.7%            7.4%          24.9%
        Fountain View/Summit                           2/6/1998         Cash              31.3%           25.4%          31.3%
        Lazard Freres / Kapson                        10/2/1997         Cash              -0.9%            9.4%          11.5%
        Extendicare/Arbor                             9/30/1997         Cash              15.4%           19.6%          26.8%
        Alternative Living / Sterling House           7/31/1997         Stock             30.0%           29.1%          40.0%
        Paragon/Grancare                               5/8/1997         Stock             22.6%           24.6%          15.2%
        Paragon/Living Centers                         5/8/1997         Cash              11.0%           12.5%          13.3%
        HealthSouth/Horizon                           2/18/1997         Stock             49.8%           56.7%          55.3%
        Genesis/Multicare                             6/16/1997         Cash               9.3%           13.7%          34.9%
        Sun/Regency                                   7/27/1997         Cash              34.4%           50.4%          43.1%
        Whitehall Street / Integrated Living          5/30/1997         Cash              26.9%           21.1%          50.8%
        Vencor/TheraTx                                2/10/1997         Cash              30.3%           35.4%          59.1%



                                                                    Cash Transactions
                                                                    -----------------
                                                                                 Mean     24.7%           28.6%          31.4%
                                                                       Adj. Mean/(1)/     21.1%           25.1%          29.7%
                                                                               Median     21.6%           21.7%          29.0%
                                                                                 High     87.2%           85.3%          83.3%
                                                                                  Low     -0.9%            7.3%          -3.3%

                                                                    All Transactions
                                                                    ----------------
                                                                                 Mean     25.6%           29.6%          35.6%
                                                                       Adj. Mean/(1)/     23.3%           27.3%          32.8%
                                                                               Median     22.6%           23.2%          26.8%
                                                                                 High     87.2%           85.3%         116.7%
                                                                                  Low     -0.9%            7.3%          -3.3%

        nm=not meaningful; na=not available
        /(1)/ Reflects the mean excluding high and low.

--------------------------------------------------------------------------------
Cohen & Steers                                                          Page 35
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CAPITAL ADVISORS LLC

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Premium Paid Analysis

(In $US Dollars)


                                            ARV Data                              Comparable Premium Paid/(1)/

                                                   Purchase                      Adj.
             Multiple of               Price        Price          Mean       Mean /(2)/     Median      High        Low
                                                   Premium
   Premium Paid Analysis /(1)/
   ---------------------------

   Cash Transactions
   1 Day                              $2.55         52.9%          24.7%       21.1%         21.6%       87.2%      -0.9%
   1 Week                             $2.54         53.5%          28.6%       25.1%         21.7%       85.3%       7.3%
   4 Weeks                            $2.43         60.5%          31.4%       29.7%         29.0%       83.3%      -3.3%


   All Transactions
   1 Day                              $2.55         52.9%          25.6%       23.3%         22.6%       87.2%      -0.9%
   1 Week                             $2.54         53.5%          29.6%       27.3%         23.2%       85.3%       7.3%
   4 Weeks                            $2.43         60.5%          35.6%       32.8%         26.8%      116.7%      -3.3%

   -----------------------------------------------------------------------------
   /(1)/ Prior to announcement.
   /(2)/ Reflects the mean excluding high and low.

--------------------------------------------------------------------------------
Cohen & Steers                                                           Page 36
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Premium Paid Analysis
(In $US Dollars)


                                               ARV Data                         Implied Per Share Equity Values

        Multiple of                     Price       Purchase       Mean         Adj.          Median      High         Low
                                                      Price                   Mean/(2)/
        Premium Paid Analysis/(1)/
        --------------------------

        Cash Transactions
        1 Day                           $2.55       $3.90          $3.18      $3.09           $3.10       $4.77       $2.53
        1 Week                          $2.54       $3.90           3.27       3.18            3.09        4.71        2.73
        4 Weeks                         $2.43       $3.90           3.19       3.15            3.13        4.45        2.35


                                     Mean                          $3.21      $3.14           $3.11       $4.64       $2.53
                                     Median                         3.19       3.15            3.10        4.71        2.53


        All Transactions
        1 Day                           $2.55       $3.90          $3.20      $3.14           $3.13       $4.77       $2.53
        1 Week                          $2.54       $3.90           3.29       3.23            3.13        4.71        2.73
        4 Weeks                         $2.43       $3.90           3.30       3.23            3.08        5.27        2.35


                                     Mean                          $3.26      $3.20           $3.11       $4.91       $2.53
                                     Median                         3.29       3.23            3.13        4.77        2.53


--------------------------------------------------------------------------------
/(1)/ Prior to announcement
/(2)/ Reflects the mean excluding high and low

--------------------------------------------------------------------------------
Cohen & Steers                                                          Page 37
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------


Section E - Comparable Trading Companies Analysis


--------------------------------------------------------------------------------
Cohen & Steers                                                           Page 38
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Comparable Trading Companies Analysis

Overview

           [_] A Comparable Trading Companies Analysis was performed pursuant to which the publicly available financial and operating data, and other market statistics of assisted living and senior housing operators were compared to the Company. The information is based on closing stock prices as of December 31, 2002.

           [_] The following companies were included in the Comparable Trading
               Companies Analysis:

                   .   Alterra Healthcare
                   .   American Retirement Corporation
                   .   ARV Assisted Living
                   .   Assisted Living Concepts, Inc.
                   .   Capital Senior Living, Inc.
                   .   Emeritus Corporation
                   .   Sunrise Assisted Living

           [_] These assisted living and senior housing companies were selected on the basis of several variables, including, but not limited to, the nature of operations and financial performance.

           [_] The resulting multiples and valuations were applied to the reported financial results of the Company to calculate the implied equity valuations. The results of the Company were further adjusted to reflect the settlement of the GeriCare Matter.

           [_] We note that a number of companies, including Alterra, American
               Retirement, Assisted Living Concepts, Emeritus, among others, have either undergone recent, or are currently undergoing, material financial restructurings. As a result, certain financial data used in this analysis may not be meaningful. Consequently, we do not consider that the Comparable Trading Companies Analysis to be meaningful in the context of our overall evaluation.

--------------------------------------------------------------------------------
Cohen & Steers                                                           Page 39
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Comparable Trading Companies Analysis
Trading Multiples ($000's)

                                                                           Adj. Enterprise Multiples
                                                            Adjusted
                                  Market    Enterprise    Enterprise    Per Bed                           Enterprise    Market Value
                                   Cap.        Value         Value       Value      Latest Q Annualized    Multiple      of Equity

                                   (SMM)       (SMM)         (SMM)      (S000's)   Revenue       EBITDAR     EBITDA       Book Value
Alterra Healthcare                $  2.4     $  992.8     $1,583.0      $ 84.3       3.8 x          nm          nm            nm

American Retirement Corp.           33.8        570.2      1,016.9        94.2       3.0            nm          nm            1.2 x

ARV Assisted Living, Inc.           63.7        170.9        491.1        80.2       3.1           9.7 x       9.2 x          1.3

Assisted Living Concepts, Inc.      19.6        174.3        296.7        43.1       1.9           9.6         9.4            0.7

Capital Senior Living               50.3        184.5        191.5        31.3       3.3          13.2        13.4            0.4

Emeritus Corporation                55.1        230.5        521.8        98.2       3.6            nm          nm             nm

Sunrise Assisted Living, Inc.      553.9      1,004.3      1,087.3       139.0       2.5            nm          nm            1.3



Mean                              $111.3     $  475.3     $  741.2      $ 81.4       3.0 x        10.8 x      10.6 x          1.0 x
Median                              50.3        230.5        521.8        84.3       3.1           9.7         9.4            1.2

Adj. Mean (excl. high/low)         $44.5     $  430.5       $682.8      $ 80.0       3.1 x         9.7 x       9.4 x          1.1 x

High                              $553.9     $1,004.3     $1,583.0      $139.0       3.8 x        13.2 x      13.4 x          1.3 x
Low                                  2.4        170.9        191.5        31.3       1.9           9.6         9.2            0.4

--------------------------------------------------------------------------------
Source: Public SEC filings and press releases.


--------------------------------------------------------------------------------
Cohen & Steers                                                         Page 40
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Comparable Trading Companies Analysis
Valuation Analysis

                                                                                        Comparable Trading Multiples/(1)/

  Multiple of                        ARV/(1)/       Proposed                       Adj.
                                     ($000's)      Transaction      Mean        Mean/(2)/       Median         High          Low
                                                    Multiples
  Adjusted Enterprise Value to:

  Per Bed Values ($000's)               6,126           $81.8       $81.4           $80.0        $84.3        $139.0        $31.3
  LQA Revenues                       $158,676             3.2x        3.0x            3.1x         3.1x          3.8x         1.9x
  LQA EBITDAR                          50,700             9.9        10.8             9.7          9.7          13.2          9.6


  Enterprise Value to:

  LQA EBITDA                         $ 18,672             9.7x       10.6x            9.4x         9.4x         13.4x         9.2x

  Market Price of Equity to:

  Book Value (Pro Forma)/(3)/        $ 46,321             1.6x        1.0x            1.1x         1.2x          1.3x         0.4x

--------------------------------------------------------------------------------
/(1)/ Reflects latest quarter ended September 30, 2002 annualized data from public filings and press releases.
/(2)/  Reflects the mean excluding high and low.
/(3)/ Adjusted to reflect $1.75 million of approximate costs (including expenses) to settle the GeriCare Matter.

--------------------------------------------------------------------------------
Cohen & Steers                                                          Page 41
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------
Comparable Trading Companies Analysis


--------------------------------------------------------------------------------
Cohen & Steers                                                           Page 42
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

[LOGO](R)                                                           January 2003
--------------------------------------------------------------------------------


                                                                              Implied per Share Equity Values/(2)/

        Multiple of                             ARV Data/(1)/      Mean           Adj.         Median       High         Low
                                                   ($000's)                    Mean/(3)/
        Adjusted Enterprise Value to:

        Per Bed Values ($000's)                         6,126      $4.12          $3.61         $5.11       $24.31          nm
        LQA Revenues                                 $158,676       3.06           3.63          3.68        10.52          nm
        LQA EBITDAR                                    50,700       7.02           3.68          3.68        13.92        3.45


        Enterprise Value to:

        LQA EBITDA                                    $18,672      $5.26          $3.89         $3.89        $8.20       $3.68


        Market Price of Equity to:

        Book Value (Pro Forma)/(4)/                   $46,321      $2.62          $2.81         $3.25        $3.52       $1.14


                                                Mean               $4.41          $3.52         $3.92       $12.09       $2.76

                                                Proposed Lazard Transaction                                              $3.90

/(1)/ Reflects latest quarter ended September 30, 2002 annualized data from public filings and press releases.
/(2)/ Implied per share equity values reflect the adjusted enterprise value less adjusted net debt of $426,944 and enterprise value less net debt of $106,664 as appropriate, divided by 17.5 million basic shares outstanding.
/(3)/  Reflects the mean excluding high and low.
/(4)/ Adjusted to reflect $1.75 million of approximate costs (including expenses) to settle the GeriCare Matter.

Valuation Analysis

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[LOGO](R)                                                           January 2003
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Section F - Comparable Transactions Analysis


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Comparable Transactions Analysis

Overview

     [_] We reviewed the publicly available information regarding select corporate and portfolio transactions in the assisted living and senior living industry from 1996 to 2002.

     [_]  The following deals were included in the Comparable Transactions
          Analysis:

            .    Senior Housing Prop./ Constellation
            .    IPC Advisors S.a.r.l. / Balanced Care
            .    Five Star / ILM II Senior Living
            .    Senior Housing Prop. Trust / Crestline
            .    Fortress / Brookdale Living
            .    Capital Senior Living / ILM Senior Living
            .    Alterra / HCR ManorCare
            .    Sunrise / Karrington
            .    Lazard Freres / Atria
            .    American Retirement / Freedom Group
            .    Lazard Freres / Kapson
            .    Alternative Living / Sterling House
            .    Whitehall Street / Integrated Living
            .    House Marriott / Marriott International
            .    Greenbriar / American Care
            .    Alternative Living / New Crossings
            .    Greenbriar / Wedgwood
            .    Marriott International / Forum Group

     [_] These assisted living and senior housing transactions were selected on the basis of several variables, including, but not limited to, the nature of the business of the target business involved.

     [_] The resulting multiples and valuations were applied to the financial results of the Company to calculate the implied equity valuations. For purposes of this calculation, all options and warrants were assumed to have been exercised and related proceeds added to cash. In addition, the results of the Company were adjusted to reflect the settlement of the GeriCare Matter.

     [_] We would note that none of the transactions listed above are directly comparable to the Transaction being considered by the Company since they occurred in different market conditions.

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  Comparable Transactions Analysis

  Transaction Multiples

                                                                                                                  Market Value of
                                                               Adjusted Transaction Value      Transaction Value      Equity
                                                Closing    Operating Beds
  Transaction                                     Date        ($000's)     Revenues   EBITDAR        EBITDA          Book Value
  Senior Housing Prop, Trust / Constellation   10/25/2002     $ 75.9         na          na            na                na
  IPC Advisors S.a.r.l. / Balanced Care Corp.   8/19/2002       58.9        3.7 x        nm            nm                nm
  Five Star / ILM II Senior Living (ILM II)      4/1/2002       64.6        3.2         8.3 x         8.3 x             1.1 x
  Senior Housing Prop. Trust / Crestline        1/11/2002       80.1        2.2         8.0           8.0               1.1
  Fortress / Brookdale                           9/8/2000      121.6         nm          nm            nm               2.6
  Capital Senior / ILM Senior Living (ILM I)    8/16/2000       80.2        4.4         8.6           8.6               2.6
  Alterra / HCR ManorCare Assets                7/21/1999       76.6         na          na            na                na
  Sunrise/Karrington                            5/17/1999      103.5         nm          nm            nm                nm
  Lazard Freres / Atria                         9/15/1998      133.0         nm          nm            nm               2.4
  American Retirement / Freedom Group           7/14/1998      111.2        2.4 x       8.3           8.3                nm
  Lazard Freres / Kapson                         4/9/1998      146.3         nm          nm            nm               2.8
  Alternative Living/Sterling House            10/24/1997       83.9         nm          nm            nm                nm
  Whitehall Street / Integrated Living           7/3/1997       68.2        4.1          nm            nm               1.5
  Host Marriott / Marriott International        6/24/1997       70.7         na         7.8           7.8                na
  Greenbriar/American Care                     12/31/1996       43.1        4.5          nm            nm                nm
  Alternative Living/New Crossings              5/24/1996       64.9        3.9        13.1            nm                nm
  Greenbriar/Wedgwood                            4/1/1996       54.9        4.6          nm            nm                nm
  Marriott International/Forum Group            3/25/1996       82.4        3.1        12.1          12.1                nm

  High                                                        $146.3        4.6 x      13.1 x        12.1 x             2.8 x
  Low                                                           43.1        2.2         7.8           7.8               1.1

  Mean                                                        $ 84.4        3.6 x       9.5 x         8.9 x             2.0 x
  Median                                                        78.4        3.8         8.3           8.3               2.4

  Adj. Mean /(1)/                                             $ 83.2        3.7 x       9.1 x         8.3 x             2.1 x

  nm=not meaningful; na=not available
  /(1)/ Reflects mean excluding high and low.

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Comparable Transactions Analysis
Valuation Analysis

                                                               Comparable Acquisition Multiples/(2)/

                                     ARV/(1)/   Proposed                Adj.
Multiple of                          ($000's)  Transaction    Mean    Mean/(3)/  Median    High        Low
                                                Multiples
Adjusted Transaction Value to:
------------------------------

Per Bed Values ($000's)                 6,126    $81.8       $84.4     $83.2     $78.4    $146.3     $43.1
LQA Revenues                         $158,676      3.2x        3.4x      3.4x      3.5x      4.4x      2.2x
LQA EBITDAR                            50,700      9.9         9.5       9.1       8.3      13.1       7.8

Transaction Value to:
---------------------

LQA EBITDA                           $ 18,672      9.7x        8.9x      8.3x      8.3x     12.1x      7.8x

Market Price of Equity to:
--------------------------

Book Value (Pro Forma)/(4)/          $ 46,321      1.6x        2.0       2.1       2.4       2.8       1.1

--------------------------------------------------------------------------------
/(1)/ Reflects latest quarter ended September 30, 2002 annualized data from public filings and press releases
/(2)/ Sources for data are public filings and press releases.
/(3)/ Reflects the mean excluding high and low.
/(4)/ Adjusted to reflect $1.75 million of approximate costs (including expenses) to settle the GeriCare Matter.

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Comparable Transactions Analysis


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
                                                               Implied Per Share Equity Values/(2)/


   Multiple of                     ARV Data/(1)/       Mean         Adj.        Median       High       Low
                                      ($000's)                   Mean/(3)/
   Adjusted Transaction Value to:

   Per Bed Values ($000's)                6,126       $4.69         $4.31        $2.89      $23.06        nm
   LQA Revenues                        $158,676        5.48          5.67         6.21       13.36        nm
   LQA EBITDAR                           50,700        2.90          1.92        $0.08       11.83        nm

   Transaction Value to:

   LQA EBITDA                          $ 18,672       $3.16         $2.65        $2.64      $ 6.13     $2.24

   Market Price of Equity to:

   Book Value (Pro Forma)/(4)/         $ 46,321       $4.54         $4.61        $5.39      $ 6.32     $2.41

                                   Mean               $4.16         $3.83        $3.44      $12.14     $2.32

                                   Proposed Lazard Transaction                                         $3.90

--------------------------------------------------------------------------------
/(1)/ Reflects latest quarter ended September 30, 2002 annualized data from public filings and press releases.
/(2)/ Implied per share equity values reflect the adjusted enterprise value less adjusted net debt of $420,547 and enterprise value less net debt of $100,267 as appropriate, divided by 20.6 million diluted shares outstanding. Net debt reflects proceeds from the exercise of all options and warrants.
/(3)/ Reflects the mean excluding high and low.
/(4)/ Adjusted to reflect $1.75 million of approximate costs (including expenses) to settle the GeriCare Matter.

Valuation Analysis


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Section V - Summary


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Summary

[_] At the direction of the Special Committee, for purposes of our opinion, we are assuming, without independent investigation:

         . the accuracy and completeness of all information supplied or otherwise made available;

         . that the Company is not aware of any information or fact that would make the information provided materially incomplete or misleading;

         . that the projections have been reasonably prepared and reflect the Company's best estimates and judgments of its future results;

         . that the transaction will conform to the terms and provisions set forth in the drafts of the instruments reviewed by us;

         . that the provisions of such instruments will not be amended, individually or in the aggregate, in any material respect; and

         . that all material governmental, regulatory and third party consents and approvals required to authorize and give effect to the Transaction will be obtained.

[_] The scope of our opinion and analyses are only intended to support the premise that the $3.90 price per share represents fair consideration to the Shareholders of the Company other than Prometheus Assisted Living LLC, Lazard or any of their affiliates.

[_] We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities, contingent or otherwise, of the Company, and we were not furnished with any such valuations or appraisals;

[_] We made no evaluation or appraisal of any securities, rights, indebtedness or other property to be received pursuant to the Transaction and we have not been furnished with any such evaluations or appraisals;


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Summary (Continued)

[_] We were not engaged to review any legal, accounting or tax aspects of the Transaction;

[_] Our opinion shall necessarily be based on our assessment of economic, monetary, market and regulatory conditions as they exist and which can be evaluated on the date thereof;

[_] We shall express no opinion concerning the future financial condition or operating results of the Company or the price or trading range at which the Company's Common Stock may trade following the date of our opinion;

[_] Our opinion shall not constitute a recommendation as to the Company's underlying decision to proceed with the Transaction or the relative merits of its decision not to proceed with any alternative financial strategies that may be available to the Company;

[_] Our opinion shall be provided at the Special Committee and the Board's request and is for its information in considering the advisability of the Transaction, and for no other purpose;

[_] We have not been engaged as an agent or fiduciary of the Company's stockholders or any other persons;

[_] Our opinion shall not constitute a recommendation concerning any action any Stockholder or any third person should take concerning the Transaction or any aspect thereof or alternative thereto;

[_] In rendering our opinion we, at your direction, are not considering the desirability of pursuing any alternative to the Transaction.


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Summary of Valuation Analyses

                                         Proposed
                                      Purchase Price
                                          $3.90
   Discounted Cash Flow                                                                  Mean - $ 3.87
   Analysis (CY 2007 Exit)                                                          Adj. Mean - $ 3.86
                                                                                       Median - $ 3.85
                                                                                         High - $ 5.91
                                                                                          Low - $ 2.08


   Theoretical Stock Price                                                 Mean - $ 3.32                    Legend
   Analysis (CY 2006 Exit)                                            Adj. Mean - $ 3.29                    ------
                                                                         Median - $ 3.20
                                                                           High - $ 5.22                  Median
                                                                            Low - $ 2.01
                                                                                                          Adjusted Mean
   Net Asset Value Analysis                                   Mean - $3.81
                                                         Adj. Mean - $3.79                                Mean
                                                            Median - $3.78
                                                              High - $4.95
                                                               Low - $2.71


   Premiums Paid Analysis                                            Mean - $3.26
   (All Transactions)                                           Adj. Mean - $3.20                                      Mean - $ 4.41
                                                                   Median - $3.11                                 Adj. Mean - $ 3.52
                                                                     High - $4.91                                    Median - $ 3.92
                                                                      Low - $2.53                                      High - $12.09
                                                                                                                        Low - $ 2.76


   Comparable Trading                                                                                                  Mean - $ 4.16
   Companies Analysis                                                                                             Adj. Mean - $ 3.83
                                                                                                                     Median - $ 3.44
                                                                                                                       High - $12.14
                                                                                                                        Low - $ 2.32


   Comparable Transactions
   Analysis

                  $1.00                   $4.00                    $7.00                           $10.00                $13.00

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Appendix I - Discounted Cash Flow Valuation

     (to be filed by amendment)
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Appendix II - Theoretical Stock Price Valuation

     (to be filed by amendment)
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Appendix III - NAV Analysis

     (to be filed by amendment)
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Appendix IV - Premium Paid Analysis

     (to be filed by amendment)
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[LOGO](R)                                                           January 2003
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Appendix V - Comparable Trading Analysis

     (to be filed by amendment)
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[LOGO](R)                                                           January 2003
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Appendix VI - Comparable Transactions Analysis

     (to be filed by amendment)
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[LOGO](R)                                                           January 2003
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Appendix VII - Draft Form of Fairness Opinion

     (to be filed by amendment)
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